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                                                                    EXHIBIT 99.1


WEDNESDAY MARCH 6, 8:08 AM EASTERN TIME

Press Release
SOURCE: The Management Network Group, Inc.

TMNG IN DEFINITIVE AGREEMENT TO ACQUIRE CAMBRIDGE STRATEGIC MANAGEMENT GROUP

Transaction Creates Premier, Full-Service Strategic Consultancy To Global Communications Industry

OVERLAND PARK, Kan. and BOSTON, March 6 /PRNewswire-FirstCall/ -- The Management Network Group, Inc. (Nasdaq: TMNG - news), a leading provider of management consulting services to the global communications industry, today announced that it has signed a definitive agreement to acquire the business and primary assets of Cambridge Strategic Management Group, Inc. (CSMG), a privately held strategic management consulting firm. The transaction is valued at approximately $40.6 million in cash and TMNG common stock.

The transaction is a complementary pairing of the industry's top two experts in providing high-end advisory services to tier-one communications services and equipment providers and the investment firms that provide capital to the industry. TMNG's expertise spans business process transformation, marketing, and vendor-neutral advice on advanced enterprise architecture. CSMG's wide range of business strategy services include analyses of industry and competitive environments; product and distribution strategies; finance, including business case development, modeling, cost analysis and benchmarking; and due diligence and risk assessment.

The combined company will have a base of 550 consultants worldwide and serve over 600 clients, including all of the Fortune 500's telecommunications companies and major investment banking firms like Credit Suisse First Boston, Goldman, Sachs & Co. and J.P. Morgan. Pro forma revenues for the combined entity totaled $79.3 million based on each company's results for calendar 2001. The transaction is expected to be accretive to TMNG's 2002 earnings.

Of the $40.6 million transaction value, TMNG expects to issue approximately 2.9 million shares of TMNG common stock and fund $27.6 million in cash and working capital. The acquired business will operate as a wholly owned subsidiary of TMNG and will continue to be run by CSMG president and CEO Stephen Brodeur and managing director Scott Lochridge, as well as other top executives and managers. Mr. Brodeur will also join TMNG's board of directors. Pending receipt of customary approvals, the transaction is expected to close by the end of TMNG's first quarter.

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"This transaction creates the first vertically integrated strategic consulting firm for the global communications industry," stated Rich Nespola, TMNG's president and CEO. "The addition of CSMG enhances our already unique position in telecom consulting and adds over 100 new clients to our rolls. No peer can offer the communications and investment banking sectors expert advice on such a full array of strategic, marketing, business transformation and advanced enterprise architecture issues. CSMG's enviable client list is complementary to TMNG's, featuring excellent relationships and opportunities in the wireless, broadband and financial services sectors, all areas of focus and expansion for TMNG. CSMG's impeccable reputation, stellar performance and team of some of the world's foremost strategic consultants have earned the respect of the industry, and Stephen Brodeur's leadership in building his organization make him a great addition to our executive team and board of directors."

"It's rare to find two companies in the consulting business with such similar histories, business focus, successful track records and cultures," commented Mr. Brodeur. "Together we will offer a compelling value proposition to our clients. The combination of CSMG's core strength in helping clients create viable business strategies and TMNG's unparalleled insight into operations, marketing and the implementation of those strategies put the combined companies in an extraordinary position to build on their respective decade-plus track records.

TMNG is being advised on this transaction by Salomon Smith Barney.

Messrs. Nespola and Brodeur and TMNG CFO Don Klumb will host a conference call this morning at 11 a.m. EST to discuss the transaction in more detail. Interested parties can access the conference call by dialing 888-882-2123. There will also be a live webcast of the conference call at TMNG's corporate Web site at www.tmng.com. Additionally, a replay will be available for 48 hours after the conclusion of the live call. To access the replay, please dial 800-633-8284 and enter reservation code 20404409.

About Cambridge Strategic Management Group

Cambridge Strategic Management Group (CSMG) is a highly focused management consulting firm, with offices in Boston and London, specializing in communications and related industries. CSMG's mission is to make its clients more competitive through market analysis, competitive analysis, product assessment, pricing/packaging, product positioning, regulatory strategy and business and strategic planning. The firm's approach stresses an understanding of the full range of conditions that impact the communications industry and assembling team members with the appropriate expertise to address the unique opportunities and constraints facing its clients. Its clients include large and small international service providers, global equipment manufacturers, software providers, and financial institutions with business interests in communications.

About TMNG

The Management Network Group, Inc. (TMNG) is a leading provider of strategy, management, marketing, operational and technology consulting services to the global telecommunications industry. With over 500 consultants worldwide, TMNG serves communications service providers, technology companies and financial services firms. Since the company's inception in 1990, TMNG and its subsidiaries, TMNG Marketing, TMNG Technologies and TMNG Europe, have performed services for over 475 clients worldwide. The company is headquartered in Overland Park, KS, and has offices located in Boston, Chicago, Columbus, Houston, London, Madrid, New York, Sacramento, San Francisco, Toronto, Utrecht, and Washington, D.C. TMNG can be reached at 1.888.480.TMNG (8664) or online at http://www.tmng.com.

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Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future revenues and profitability are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company's control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, overall economic and business conditions, the demand for the Company's goods and services, and technological advances and competitive factors in the markets in which the Company competes. These risks and uncertainties are described in detail from time to time in TMNG's filings with the Securities and Exchange Commission. SOURCE: The Management Network Group, Inc.